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PROSPECTUS DATED MARCH 5, 1999                      PRICING SUPPLEMENT NO. 4 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                             APRIL 30, 1999
                                                                 RULE 424(b)(3)


                       DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below:


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

Principal Amount:            $10,000,000                 Optional Conversion:        N/A

Price To Public:             100.00%                     Notice Date:                N/A
Underwriting Discount:       0.5000%
Proceeds To Issuer:          99.50%                      Conversion Date:            N/A

Settlement Date              May 6, 1999                 Interest Rate:              N/A
(Original Issue Date):

Specified Currency:          US Dollars                  Day Count:                  N/A

Authorized Denomination:     $1,000                      Interest Payment Dates:     N/A

Maturity Date:               May 6, 2004                 First Payment:              N/A

Interest Rate:               3 month USD Libor+          Optional Repayment Date:    Non-Call/Life
                             45 basis points
     First Coupon:           tba
     Last Coupon:            N/A                         Initial Redemption Date:    N/A

Day Count:                   Act/360                     Initial Redemption          N/A
                                                         Percentage:

Interest Payment Dates:      Quarterly,                  Annual Redemption           N/A
                             6th day of                  Percentage Reduction:
                             February, May, August
                             and November

Interest Determination       N/A                         Book Entry Note or          B/E
Date:                                                    Certificated Note:

First Payment:               August 6, 1999              Total Amount of OID:        N/A

                                                         CUSIP:                      25766CAY0
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 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION